Exhibit 10.1
EXECUTIVE RETENTION LIFE INSURANCE AGREEMENT
This Executive Retention Life Insurance Agreement (the “Agreement”) is made and entered into as of November 3, 2022, by and between Vincent J. Delie, Jr. (“Executive”) and F.N.B. Corporation (“Company”).
RECITALS

A.	The Company will annually provide the Executive with compensation as an inducement for the Executive’s continued employment in the future;

B.	The Company and the Executive desire to have the terms and conditions of the compensation and the criteria pursuant to which such compensation will be paid reduced to a written agreement, with capitalized terms included herein defined in Article III hereof.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth below, the Company and the Executive agree as follows:

ARTICLE I
COMPENSATION AND POLICY

1.1
Payment of Compensation. In addition to any other compensation paid by the Company to the Executive for services rendered, during the term of this Agreement the Company agrees to: (i) remit a Premium to the Insurer, on the Executive’s behalf, at the beginning of any Policy Year on the specified due date for the Premium, provided that Executive remains continuously employed by the Company through such date and has not provided or is otherwise on notice of termination on such date; provided, that the Company shall be obligated to remit the Premium with respect to the Policy Year beginning in 2023 if the Executive remains continuously employed by the Company at any time in 2023 and, provided further, that if the Executive is continuously employed by the Company through December 31, 2027, the Company shall be obligated to remit the Premiums with respect to each Policy Year, on the specified due dates, through the end of the Policy Year in which the Executive attains age sixty-eight (68) regardless of whether Executive voluntarily terminates his employment prior to the attainment of age sixty-eight (68), unless Executive violates any restrictive covenants contained in that certain Employment Agreement by and between Executive and the Company dated December 15, 2010, or successor agreement (the “Employment Agreement”). Notwithstanding the foregoing, if either (i) the Company terminates Executive’s employment without Cause prior to termination of this Agreement or (ii) the Executive terminates his employment for Good Reason upon or following a Change in Control, as each are defined the Employment Agreement, prior to the termination of this Agreement, the Company shall be obligated to remit to the Insurer an additional premium amount needed for the Policy to become fully paid-up, such that all the premium payments are complete and the Executive is free of all payment obligations and the Policy will remain intact and fully paid until the Executive’s death. Such additional premium amount shall be paid to the Insurer within thirty (30) days following the Company’s termination of Executive’s employment (i) without Cause or (ii) for Good Reason upon or following a Change in Control, in each case during the term of this Agreement.

1.2
Withholding. The Company may withhold applicable taxes due from the compensation payment in Section 1.1 from any other compensation due to the Executive, or may require Executive to remit the applicable taxes directly to the Company as a condition of payment of the Premium.

1.3
Policy. The Executive shall be the owner of the Policy, and may exercise all ownership rights granted to the Executive by the terms of the Policy. Notwithstanding any other provisions of this Agreement or any form of policy assignment executed by Executive in connection with this Agreement, it is the express intention of the parties to reserve to the Executive all rights in and to the Policy granted to the Executive by its terms, including, but not limited to, the right to assign the Executive’s interest in the Policy, the right to change the beneficiary of the Policy, the right to exercise settlement options, the right to borrow against the cash value of the Policy, the right to continue making Premium payments following the cessation of the Company’s obligations under this Agreement, and the right to surrender or cancel the Policy, in whole or in part.

ARTICLE II
MISCELLANEOUS

2.1
Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the end of the Policy Year in which the Executive attains age sixty-eight (68). Notwithstanding the foregoing, this Agreement shall automatically terminate, and the Company’s obligation to make further payments hereunder shall thereby cease, upon: (i) the Executive’s death, (ii) the date the Executive voluntarily terminates employment prior to attaining age sixty-eight (68), (iii) the date the Executive is terminated for Cause, and/or (iv) the date the Executive violates any restrictive covenants contained in that certain Employment Agreement.

2.2
Administration. The Company shall be responsible for administering this Agreement and for payment of any Premiums, provided that Executive shall notify the Company of correspondence with the Insurer for the purposes of facilitating administration of its obligations.

2.3
 Successors and Assigns. This Agreement shall bind the Company, its successors and assigns, and the Executive and his heirs, executors, administrators and transferees, and any Policy beneficiary. In connection with any merger or consolidation, the Company shall require any succeeding or continuing employer, corporation or other organization to expressly assume the rights and obligations of the Company set forth in this Agreement.

2.4
 Effect on Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties, nor shall any provision restrict the right of the Company to terminate Executive’s employment for any reason or Executive to terminate his employment, at any time.

2.5
 Insurer. The Insurer shall be bound only by the provisions of and endorsements on the Policy, and any payments made or action taken by it in accordance with the Policy shall fully discharge it from all claims, suits and demands of all persons whatsoever. Except as specifically provided by endorsement on the Policy and as provided in the Assignment, the Insurer shall in no way be bound by the provisions of this Agreement.

2.6
Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address listed on the Company’s records.
If to the Company:
F.N.B. Corporation.
One North Shore Center
12 Federal Street
Pittsburgh, Pennsylvania 15212
ATTN: Chief Legal Officer

or to such other addresses as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
ARTICLE III
DEFINITIONS AND CONSTRUCTION

3.1	Definitions. For purposes of this Agreement, unless otherwise clearly apparent from the context, the following phrases or items shall have the following indicated meanings:

(a)
“Cause” shall mean the Executive’s (A) willful and continued failure substantially to perform the Executive’s material duties with the Company other than due to physical or mental impairment or illness, (B) fraud or breach of fiduciary duty involving the Executive’s attainment of a personal advantage, misappropriation or other willful actions that cause material damage to the property or business of the Company, or (C) admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board, adversely affects the Company’s reputation or the Executive’s ability to carry out the Executive’s obligations. The Company must provide written notice to the Executive within ninety (90) days of the initial occurrence of an event set forth in clause (A) of this subsection alleged to constitute “Cause” under this Agreement. Upon such notice the Executive shall have a period of thirty (30) days during which he may remedy the condition.

(b)	“Effective Date” shall mean the date the Insurer issues the Executive’s Policy.

(c)	“Insurer” shall mean the carrier of the Policy for purposes of remitting the Premium.

(d)	“Policy” shall mean the life insurance policy by the Insurer and owned by the Executive or the Executive’s designee, for which the Company shall remit Premium to the Insurer on the Executive’s behalf.

(e)	“Policy Year” shall mean the twelve (12) month period commencing on the Effective Date, and every twelve (12) month period commencing thereafter.

(f)	“Premium” shall mean the amount required to fund the Policy for a given Policy Year, which shall be remitted to the Insurer on the Executive’s behalf, for the Policy.

3.2
Construction. The singular shall include the plural, unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in construction of this Agreement. If any provision of this Agreement is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY		EXECUTIVE

By:	/s/ Charles C. Casalnova	/s/ Vincent J. Delie, Jr.

Its:	SVP and Director Human Resources and Corporate Services	Chairman, President and CEO